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DynaResource Reports Q1 2025 Results and Improved Operating Profitability at the San Jose de Gracia Mine

All figures in United States Dollars (“USD”).

Irving, Texas–(Newsfile Corp. – May 20, 2025) – DynaResource, Inc. (OTCQX: DYNR) (“DynaResource”, or the “Company”) is pleased to report results for the three months ending March 31, 2025 (“Q1 2025”) at the San Jose de Gracia (“SJG”) Mine located in the center of the Sierra Madre Occidental belt in Mexico. Results for the quarter demonstrate continued improvements to operating margins and cash flows.

Q1 2025 Highlights:

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Revenue for Q1 2025 totaled $13.7 million, up 45% over Q1 2024 revenue and 7% lower than revenue from the previous quarter
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Profitability Improvements: Operating expenses decreased 12% compared to Q1 2024 and 16% from Q4 2024 and Net Income of $0.6 million compared to a Net loss of $4.4 million in Q1 2024 and up from the previous quarters’ Net Income of $71k
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Gold production of 5,781 ounces in Q1 2025 was down 17% from 6,994 ounces produced in Q1 2024 and down 15% from 6,775 ounces produced in the previous quarter
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Gold ounces sold for the quarter was 5,609, up 19% from 4,730 in Q1 2024 and down 19% from 6,897 in Q4 2024
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Milled throughput of 67,374 tons in Q1 2025, up 9% compared to 61,601 tons in Q1 2024 and in line with 67,670 tons in Q4 2024
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Daily mill throughput average of 749 tons per day in Q1 2025, an 11% increase over Q1 2024 and a 2% increase over Q4 2024
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Head grades of 3.63 g/t gold was down compared to both comparative quarters

Rohan Hazelton, President & CEO DynaResource stated, “In the first quarter of the year we saw improvements to several critical operating metrics as we continue with the optimization program at the SJG Mine. The significant development work we have been investing in has proven extremely valuable as it led to the discovery of three new mineralized veins that can be quickly brought into the mine plan and benefit production in the second quarter of the year. The flotation circuit upgrades implemented in the quarter will also help to increase recoveries and concentrate grade going forward in the year.

We are pleased to report continued improvement in operating margins in the first quarter, and we expect this trend to continue as our commodity price contract came to a completion in the first quarter and higher spot prices are now being realized.

Yesterday also marked a significant milestone for the Company with the filing of a Prefeasibility Study Technical Report outlining a maiden Mineral Reserve and new Mineral Resource estimate for SJG. This

Technical Report enables the Company to formulate a formal Reserve and Resource Estimate based on the limited drilling to date and expand efforts to grow the Company and move forward with growth initiatives. The Company plans to follow up this study with a growth focused exploration program aimed at expanding the known deposit.

As we continue with our steadfast approach to optimizing the mine and operations, we aim to further improve operations and particularly the operating grades and the overall bottom line.”

Quarterly Results for the Three Months Ended March 31, 2025:

		Three Months Ended
Key Operating Information	Unit	March 31, 2025	March 31, 2024

Operating Data
Ore mined	ton	64,032	56,931
Mining rate	tpd	711	626

Ore Milled	ton	67,374	61,601
Mill Throughput	tpd	749	677

Grade	g/t	3.63	4.46
Recovery Au	%	73.80%	79.25%

Gold Ounces Produced	oz	5,781	6,994
Gold Ounces Sold	oz	5,609	4,730

(1) Gold concentrate sold during the period does not equal gold concentrate recovered during the period due to timing of shipments to the buyer, the buyer’s payability discounts on gold concentrate purchases, and adjustments based on dry weight and final assay results under provisional settlement terms.

		Three Months Ended
Corporate Financial Highlights	Unit	March 31, 2025	March 31, 2024

Key Financial Data
Total revenue		$13,696,401	9,428,856
Total operating expenses		$11,868,895	13,517,713
Income (loss) from mining operations		$1,827,506	(4,088,857)
Net income (loss)		$601,376	(4,408,371)
Operating cash flows before change in non-cash working capital items		$1,507,734	(4,443,412)
Changes in working capital		$317,371	1,085,765
Cash flow used in operating activities		$1,825,105	(3,357,647)

Operational Performance Overview

During the first quarter of 2025, the Company continued to advance the optimization program at the SJG mine. This program is focused on increasing process plant throughput and recoveries, improving maintenance and equipment utilization, and ultimately enhancing operational efficiencies and profit margins at the SJG mine.

Operational results for Q1 2025 demonstrated significantly improved performance across several critical operational metrics due to the ongoing optimization program. The average underground capital development was 1,160 meters per month in Q1 2025, compared to 380 meters per month in Q1 2024. This increase allowed the mine to access over 20 production stopes. Expanded development work also led to the discovery of three new mineralized veins – two at the Tres Amigos mine and one at La Mochomera – which are currently being evaluated as potential additional high-grade ore sources. Process plant reliability also improved. Electrical refurbishment and preventative maintenance programs resulted in ball mill availability exceeding 90% for the quarter. Additionally, the flotation circuit underwent an optimization and refurbishment program, which required staged shutdowns of individual flotation cells for repair.

Milled ore for Q1 2025 was 67,374 tons (approximately 749 tons per day), consistent with Q4 2024 production of 67,670 tons. With the current high ball mill availability, the Company is evaluating cost-effective strategies to utilize additional processing capacity of approximately 100 tons per day. Gold metal recoveries for the quarter averaged 74%, slightly lower than the 75% achieved in Q4 2024. This decrease is primarily due to the downtime associated with the planned refurbishment of the flotation circuit and lower head grades.

Metallurgical test work was undertaken during the quarter to support capital improvement initiatives aimed at increasing overall gold recovery (currently in the low to mid-70% range) at the SJG mine. This work program includes the re-establishment of a primary gravity gold circuit through the installation of three new Falcon gravity concentrators. These Falcon gravity concentrators will be installed during Q2 2025 following the ball mills to recover the significant portion of free gold available in the San Pablo, San Pablo Sur and La Mochomera deposits. The metallurgical test work results from three fresh rock composite samples from the active exploration areas of San Pablo, San Pablo Sur and La Mochomera demonstrated excellent total gold recoveries exceeding 95% using a combination of gravity and flotation methods with standard reagents. Included in the total recoveries, gravity gold recoveries reached up to 33.8%, confirming that a significant portion of the gold mineralization is amenable to conventional gravity gold processing methods, such as Falcon concentrators. A summary of the metallurgical test work is provided in the table below.

Deposit	Head Assay Grade (g/t Au)	Gravity Gold Recovery (%)	Rougher Flotation Recovery (%)	Total Gold Recovery (%)	Gravimetric Concentrate Grade (g/t Au)	Rougher Concentrate Grade (g/t Au)	Final Concentrate Grade (g/t Au)
Mochomera	5.22	32.7	63.9	96.6	902.0	26.57	39.57
San Pablo	12.12	23.8	71.4	95.2	2019.1	44.41	58.77
San Pablo Sur	15.89	33.8	62.6	96.4	1792.8	40.38	61.41

Note to table: Results from the metallurgical test work (gravity followed flotation) completed from the three active mining areas. Note the grind size for the samples tested was 80%, passing 80 microns using standard industry reagents.

During Q1 2025, metal production totaled 2,086 ounces of gold in January, 1,806 ounces in February, and 1,890 ounces in March. Total metal production for Q1 2025 was 5,781 ounces of gold, compared to 6,776 ounces in Q4 2024. The decrease was primarily attributable to lower recoveries associated with the refurbishment of the flotation circuit and lower gold grades resulting from a higher proportion of lower-grade development ore and delayed access to planned high-grade zones, caused by adverse geotechnical conditions. The average gold feed grade for the quarter was 3.63 g/t compared to 4.12 g/t in Q4 2024.

Mine development for Q1 2025 was on budget with 3,490 meters of development completed, compared to 1,056 meters in Q4 2024. The completion of new development drifts enabled the Company to bring more than 20 stopes into production by the end of the quarter (up from 10 stopes at the end of Q4 2024). This additional mining flexibility is expected to positively impact ore tonnage and grades in the coming months. The Company has also completed a capital works program to enhance mine ventilation across all three mines. Improved ventilation time has resulted in an improvement in working conditions and faster re-entry times following blasting activities.

Detailed Activities by Deposit:

Tres Amigos

Original mine planning at Tres Amigos anticipated closure by end the of Q1 2025. However, geological reinterpretations and targeted short exploration drifts identified two additional mineralized structures – the Victoria and Alexa veins – located within 40 meters of existing underground infrastructure. The Company is evaluating the potential for these structures to contribute to 2025 production feed.

A new ore drive was completed on the upper levels of the Tres Amigos North Zone, providing access to a high-grade ore face. Mining from this face contributed to Q1 2025 production and is expected to continue throughout 2025. This new access will also enable future diamond drilling to test the north and south extensions of the deposit, with the goal of increasing inventory.

San Pablo Viejo and San Pablo Sur

Throughout Q1 2025, the Company continued mining multiple faces at the San Pablo deposit while advancing development toward the deeper southern extensions.

San Pablo Viejo and San Pablo Sur are expected to remain the primary sources of gold production through 2025 and 2026, with additional upside potential beyond that horizon. Particularly promising is the South Extension at the 500 level, which could yield high-grade (“Bonanza”-style) gold mineralization in the short to mid-term. Ongoing development efforts are positioning the mine for continued growth, including expansion deeper into the La Mochomera vein system.

La Mochomera

The La Mochomera vein is also expected to be a significant source of gold production in 2025 and 2026, with especially promising high-grade potential at depth. During Q1 2025, development activities intersected a previously unrecognized high-grade mineralized structure, now designated as the “532 Vein”. The significance and potential of this new discovery are currently being evaluated.

Outlook

With the development progress achieved in Q1 2025 and the increase in mining faces available to the Company, management believes that the SJG mine is well-positioned for the remainder of 2025, with increased grade forecasted as underground development drives are well ahead of schedule. A steady increased rate of production is forecasted for the remainder of the year to meet guidance.

While the Company made significant headway in the first quarter of 2025, optimization efforts will continue to focus on improving gold ore grades to the mill, throughput rates, and recoveries. San Pablo Sur, San Pablo, La Mochomera and the Tres Amigos ore bodies are expected to remain the main contributors to production in the year ahead. Further development in these areas will also be a key focus to access additional high-grade zones and mining faces.

The capital works program to add a primary gravity gold circuit to the processing plant remains on schedule for completion and commissioning in early Q3 2025. The program involves the installation of three new Falcon gravity concentrators. These concentrators will be installed downstream of the ball mills to recover the significant portion of the free gold present in the San Pablo, San Pablo Sur, and La Mochomera deposits.

As a result of the capital investments made to the mine and mill, exploration expenditure in Q1 2025 remained minimal, focused primarily on geological reinterpretation and short exploration development drives adjacent to the existing infrastructure. In the near term, drilling will target areas expected to expand the existing high-grade ore resources and increase mineable inventory.

The Company continues to invest in exploration spending on near-mine extensions as well as geological studies and reinterpretations. The Company completed an S-K 1300 Mineral Resource Estimate in Q2 2025 covering San Pablo Sur, San Pablo, La Mochomera and the Tres Amigos ore bodies which includes development proposals for additional exploration of ore veins in the short and mid-term.

The Company expects to start near-mine extension drilling in Q3 2025 and expand exploration to surrounding areas by year-end. Exploration will focus on growing the known resources at the SJG mine.

The Company will prioritize exploration of high-grade underground targets that can be readily incorporated into the mine plan, as well continue the regional program to better understand the broader potential of the SJG land package. Additionally, planning for deeper and lateral drilling between the San Pablo and Tres Amigos veins has highlighted the potential to extend high-grade underground resources at the SJG mine, especially in areas previously considered discontinuous due to faulting. The Company has identified opportunities to develop San Pablo, San Pablo Sur, La Mochomera, and Tres Amigos exploration potential. At the La Mochomera deposit, the Company plans to explore southward toward the historic Palos Chinos and Purisima mines, which operated over 100 years ago as high-grade producers. Of note is the Palos Chinos exploration target, located within 40 meters of the existing La Mochomera mine infrastructure.

A new tailings dam was completed during Q3 2024, with an estimated storage capacity of 670,751 cubic meters, distributed over two stages to accommodate three years of additional tailings. The third-stage facility is currently in use, and planning for construction of the fourth stage is underway. The Company has also begun evaluating a potential location for a third tailings storage facility at the SJG mine. These studies include environmental and geotechnical surveys to identify a preferred site.

On behalf of the Board of Directors of DynaResource, Inc.
Rohan Hazelton
President & CEO

About DynaResource
DynaResource is a junior gold mining producer trading on the OTCQX under the symbol “DYNR”. DynaResource is actively mining and expanding the historic San Jose de Gracia gold mining district in Sinaloa, Mexico.

For More Information on DynaResource, Inc. please visit www.dynaresource.com, or contact:

Investor Relations:
Katherine Pryde

Investor Relations Manager
+1 972-869-9400
info@dynaresource.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Certain information contained in this news release, including any information relating to future financial or operating performance may be deemed “forward-looking”. All statements in this news release, other than statements of historical fact, that address events or developments that DynaResource expects to occur, are “forward-looking information”. These statements relate to future events or future performance and reflect the Company’s expectations regarding the future growth, results of operations, business prospects and opportunities of DynaResource. These forward-looking statements reflect the Company’s current internal projections, expectations or beliefs and are based on information currently available to DynaResource. In some cases, forward-looking information can be identified by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “projects”, “potential”, “scheduled”, “forecast”, “budget” or the negative of those terms or other comparable terminology. Certain assumptions have been made regarding the Company’s plans at the San Jose de Gràcia property. Many of these assumptions are based on factors and events that are not within the control of DynaResource and there is no assurance they will prove to be correct. Such factors include, without limitation: capital requirements, fluctuations in the international currency markets and in the rates of exchange of the currencies of the United States and México; price volatility in the spot and forward markets for commodities; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; changes in national and local governments in any country which DynaResource currently or may in the future carry on business; taxation; controls; regulations and political or economic developments in the countries in which DynaResource does or may carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits, diminishing quantities or grades of reserves; competition; loss of key employees; additional funding requirements; actual results of current exploration or reclamation activities; changes in project parameters as plans continue to be refined; accidents; labor disputes; defective title to mineral claims or property or contests over claims to mineral properties. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance, to cover these risks) as well as those risks referenced in the Annual Report for DynaResource available at www.sec.gov. Forward-looking information is not a guarantee of future performance and actual results, and future events could differ materially from those discussed in the forward-looking information. All of the forward-looking information contained in this news release is qualified by these cautionary statements. Although DynaResource believes that the forward-looking information contained in this news release is based on reasonable assumptions, readers cannot be assured that actual results will be consistent with such statements. Accordingly, readers are cautioned against placing undue reliance on forward-looking information. DynaResource expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise.